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Exhibit 21 Subsidiaries of MBNA Corporation

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
Name                                       Incorporated
----                                       ------------
MBNA America Bank, N.A.                    United States
MBNA International Bank Limited*           United Kingdom
MBNA Consumer Services, Inc.               Delaware
MBNA Hallmark Information Services, Inc.*  Delaware
MBNA Marketing Systems, Inc.*              Delaware
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*A subsidiary of MBNA America Bank, N.A.